Exhibit 99.1

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: May 15, 2014

Escalera Resources Reports First Quarter Financial and Operating Results

Denver, Colorado – Escalera Resources Co. (NASDAQ: ESCR) today reported its financial and operating results for the first quarter ended March 31, 2014. The Company had a net loss attributable to common stock of $5,317,000, or $(0.45) per share, for the first quarter of 2014, as compared to a net loss of $6,107,000, or $(0.54) per share, for the first quarter of 2013.

Clean earnings, a non-GAAP measure, totaled $3,455,000, or $0.29 per share, for the first quarter of 2014, as compared to $3,366,000, or $0.30 per share, for the same prior-year period. Clean earnings excludes the effects on net loss of non-cash charges, consisting of depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense. Clean earnings also exclude the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. During the three months ended March 31, 2014, the Company recorded accrued severance payable to its former chief executive officer of $691,000, which has also been excluded for purposes of determining the Company’s clean earnings. Additionally, the Company recorded an impairment of $675,000 related to a non-operated property in the Atlantic Rim based on indications that the operator intends to plug and abandon the property. Please see the table at the end of this release for the reconciliation of GAAP net loss to clean earnings.

The Company’s first quarter results were impacted by the following:

Pricing.

The Company benefited from an 11% increase in its average realized natural gas price, increasing to $4.16 per Mcf in the first quarter of 2014 from $3.75 per Mcf in the comparable 2013 period.

Production.

Production totaled 2.2 Bcfe for the quarter ended March 31, 2014, representing an 8% decrease from the comparable 2013 period. Production was flat as compared to the quarter ended December 31, 2013.

The Company experienced an 8% decrease in its average daily net production at its operated Catalina Unit as compared to first quarter of 2013, which is primarily the result of the field’s natural decline curve. On a quarter-over-quarter basis, Catalina’s production changes were consistent with the field’s natural decline curve.

The Company also experienced a decrease in production at its non-operated core-area properties, the Spyglass Hill and Mesa Units. Overall production decreased by 10% during the first quarter of 2014 as compared to the same period in 2013. The operator of the Spyglass Hill Unit has previously announced its plans to invest in the unit’s water management system in 2014, which is expected to increase the production from these wells. At the Mesa Units, decreases were associated with weather issues and normal production declines.

Non-cash gain/loss on derivative instruments.

The Company recognized an unrealized non-cash loss from its derivatives of $1,538,000 in the first quarter of 2014, resulting from the change in the fair value of its commodity contracts and interest rate swap at March 31, 2014. This compared to an unrealized non-cash loss of $4,636,000 in the first quarter of 2013.

Hedging Activity

As a result of rising natural gas prices and the settlement of our hedges during the first quarter of 2014, the Company’s realized a loss of $941,000 from its commodity derivatives. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into require no up-front costs to the Company. The table below summarizes the Company’s current open derivative contracts as of March 31, 2014.

	Remaining
	Contractual
Type of Contract	Volume (Mcf)	Term	Price (1)
Fixed Price Swap	1,375,000	01/14-12/14		$4.27
Fixed Price Swap	1,350,000	01/14-12/14		$4.20
Costless Collar	1,350,000	01/14-12/14	$ $	4.00 4.50	floor ceiling
Fixed Price Swap	405,000	01/14-12/14		$4.17
Fixed Price Swap	3,000,000	01/15-12/15		$4.28
Fixed Price Swap	3,600,000	01/15-12/15		$4.15
Fixed Price Swap	1,830,000	01/16-12/16		$4.07
Fixed Price Swap (2)	3,660,000	01/16-12/16		$4.15

Total	16,570,000

(1)	All contracts are indexed to the New York Mercantile Exchange
(2)	Derivative contract entered into in April 2014

Liquidity and Capital Investment

For the three months ended March 31, 2014, the Company generated cash flow from operations of $2,915,000, as compared to $2,737,000 during the same period in 2013.

During the first quarter of 2014, the Company completed an offering of its common stock for gross proceeds of $4,825,000, with net proceeds of $4,158,000. This offering closed on April 7, 2014.

The Company had $47,950,000 outstanding on its credit facility as of March 31, 2014, with an average interest rate of 3.4%. On April 24, 2014, the Company’s credit facility agreement was amended to reduce the borrowing base to $48,500,000 with subsequent monthly borrowing base reductions of $1,000,000 on the first day of each month through the next borrowing base redetermination date of October 1, 2014 (at which time the borrowing base will be $42,500,000). The Company made the first of such repayments on May 1, 2014. The Company is actively seeking a replacement credit facility, as the current credit facility, as amended, does not give the Company the flexibility needed to develop its business. The Company is currently in discussions with several financial institutions and has so far received one non-binding indicative terms and conditions sheet from an international financial institution which would provide for a credit facility up to $70,000,000, of which $55,000,000 would be fully committed. There can be no assurance that the Company will be able to obtain a replacement credit facility.

The Company expects that cash to be generated from operations for the full-year 2014 and cash currently on hand will fully fund the Company’s 2014 capital spending program and payments currently due under the credit facility. The 2014 capital spending program includes the Company’s expected participation in 48 new wells in the Spyglass Hill Unit.

Form 10-Q and Earnings Conference Call

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on May 15, 2014, for a more detailed discussion of the Company’s results.

Escalera Resources Co. will host a conference call to discuss results on Thursday, May 15, 2014 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 132784#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code “*” then 132784#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three months ended March 31,
	2014	2013
Revenues
Oil and gas sales	$10,566	$7,533
Transportation and gathernig revenue	964	979
Price risk management activities	(2,516)	(2,804)
Other income, net	139	5

Total revenues	9,153	5,713

Expenses
Lease operating expenses	3,298	2,908
Production taxes	1,234	942
Pipeline operating expenses	1,195	1,514
Impairment and abandonment of equipment and properties	675	1,064
Exploration expenses including dry holes	34	24

Total Expenses	6,436	6,452

Gross Margin	2,717	(739)
Gross Margin Percentage	29.7%	-12.9%
General and administrative expenses	2,082	1,616
Depreciation, depletion and amortization	5,250	5,222
Interest expense, net	350	332

Pre-tax loss	(4,965)	(7,909)
Benefit for deferred income taxes	579	2,733

Net loss	$(4,386)	$(5,176)

Preferred stock dividends	931	931

Net loss attributable to common stock	$(5,317)	$(6,107)

Net loss per common share:
Basic	$(0.45)	$(0.54)

Diluted	$(0.45)	$(0.54)

Weighted average shares outstanding
Basic	11,719,549	11,305,881

Diluted	11,719,549	11,305,881

SELECTED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2014	2013	% Change
Total assets	$131,904	$132,400	0%
Balance outstanding on credit facility	$47,950	$47,450	1%
Total stockholders’ equity	$24,063	$27,311	-12%

SELECTED CASH FLOW DATA

(In thousands)

	March 31,	March 31,
	2014	2013	% Change
Net cash provided by operating activities	$2,915	$2,737	7%
Net cash used in investing activities	$(1,148)	$(2,139)	-46%
Net cash provided by (used in) financing activities	$2,100	$(948)	322%

SELECTED OPERATIONAL DATA

	Three months ended March 31,
	2014	2013	% Change
Total production (Mcfe)	2,217,603	2,401,038	-8%
Average price realized per Mcfe	$4.34	$3.92	11%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of net loss to clean earnings for the three months ended March 31, 2014 and 2013, respectively, contained below.

Reconciliation of Net Loss to Clean Earnings

(In thousands, except per share data)

	Actual results
	Three Months Ended March 31,
	2014	2013
Net loss as reported	$(4,386)	$(5,176)
Add back non-cash items:
Deferred tax benefit	(579)	(2,733)
Depreciation, depletion, amortization and accretion expense	5,311	5,283
Non-cash loss on derivatives (1)	1,538	4,636
Stock-based compensation expense	205	282
Impairments, abandonments and dry hole costs	675	1,064
Accrued severance payable and other non-cash items (2)	691	10

Clean Earnings	$3,455	$3,366

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.
(2)	During the three months ended March 31, 2014, the Company recorded accrued severance payable to its former chief executive officer of $691.

About Escalera Resources Co.

Escalera Resources Co. (“Escalera”) is headquartered in Denver, CO, with executive offices in Houston, TX and a regional office in Casper, WY. Escalera explores, develops and transports natural gas in the U.S., and is seeking to own and operate similar assets internationally. This is accomplished through three distinct operating groups. Escalera owns and operates various domestic producing assets. Escalera’s wholly owned subsidiary, Eastern Washakie Midstream LLC, owns and operates a midstream pipeline in Wyoming. Escalera Resources International Co. LLC seeks to own and operate both upstream E&P assets and midstream assets located internationally, with a current focus on Eastern Europe.

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This release may contain forward-looking statements regarding Escalera Resources Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Escalera undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.escaleraresources.com